EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Liz Claiborne, Inc. Prices $90 Million of Convertible Senior Notes

New York, NY – June 18, 2009 —Liz Claiborne, Inc. (the “Company”) (NYSE: LIZ) today announced the pricing of $90 million principal amount of 6% convertible senior notes due 2014 (the “notes”). Such amount includes $15 million principal amount of notes issued pursuant to an over-allotment option, which was exercised in full, granted by the Company to the initial purchasers to purchase additional notes on the same terms and conditions.

The notes are unsecured, senior obligations of the Company, will pay interest semi-annually at a rate of 6% per annum and will mature on June 15, 2014. The conversion rate will initially be 279.6421 shares of the Company’s common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $3.576 per share of common stock), subject to adjustment in certain circumstances. The initial conversion price represents a conversion premium of 20% over the last reported sale price of the Company’s common stock on June 18, 2009 of $2.98 per share. Holders of the notes may convert their notes at their option under certain circumstances. Upon conversion, the Company will deliver cash, shares of the Company’s common stock, or a combination of cash and shares, at the option of the Company. Holders of the notes may require the Company to repurchase for cash all or some of their notes upon the occurrence of a fundamental change (as defined). The conversion rate will be subject to a “conversion rate cap” in accordance with the rules of the NYSE. The Company anticipates closing the offering of the notes (including the notes issuable pursuant to the over-allotment option) on June 24, 2009.

The Company intends to use the net proceeds from the offering (including proceeds from the initial purchasers’ exercise of the over-allotment option) to temporarily pay down a portion of the outstanding borrowings under its amended credit facility.

The notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities, nor will there be any sale of notes or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer of the notes will be made only by means of a private offering memorandum.

Cautionary Note Regarding Forward-Looking Statements

Information set forth in this press release contains forward-looking statements involving a number of risks and uncertainties, many of which are outside the control of the Company. The Company cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward looking information. The Company may change its plans, intentions, belief or expectations at any time and without notice, based upon any change in the Company’s assumptions or otherwise. Forward-looking statements contained herein include, but are not limited to, statements regarding the Company’s plans to complete the offering of notes and the implementation of our intended use of the proceeds thereof. While the Company believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Among the factors that could cause results to differ materially from those indicated by such forward-looking statements are: general market conditions, risks associated with the general economic conditions in the United States, Europe and other parts of the world; the Company’s ability to continue to have access on favorable terms to sufficient sources of liquidity necessary to fund ongoing cash requirements, which access may be adversely impacted by a number of factors, including, the level of the Company’s cash flows, which will be impacted by the level of consumer spending and retailer and consumer acceptance of its products and the availability of borrowings under the Company’s amended and extended bank credit agreement; further adverse changes in the Company’s credit ratings, the Company’s ability to comply with the financial and other covenants and requirements included in its amended and restated credit agreement; interest rate and exchange rate fluctuations; risks associated with the appointment of Li & Fung as the Company’s primary global apparel and accessories sourcing agent and the transfer of its sourcing function to Li & Fung; risks associated with the Company’s efforts to reorganize its Mexx Europe operations; and risks associated with the Company’s ability to execute successfully on its long-term plans. Additional risks and factors are identified in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009, in the section entitled “Risk Factors,” as updated in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 4, 2009 and in Exhibit 99.2 to the Company’s current report on Form 8-K filed on June 18, 2009, and the Company’s other periodic filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Liz Claiborne, Inc.
Investor Relations Contact:	Media Relations Contact:
Robert J. Vill	Jane Randel
Vice President-Finance and Treasurer	Vice President-Corporate Communications
Liz Claiborne, Inc.	Liz Claiborne, Inc.
Tel: +201.295.7515	Tel: +212.626.3408
Robert_Vill@liz.com	Jane_Randel@liz.com